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                                                                     EXHIBIT  11




                           BTG, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                   Three Months Ended June 30,
                                                            ------------------------------------------
                                                                  1996                     1995
                                                            -----------------        -----------------
Net income                                                     $     757                $      671
                                                               =========                ==========





Weighted average common stock shares
    outstanding during the period                                  6,132                     5,999

  Dilutive effect of common stock
    equivalents                                                      204                       192
                                                               ---------                ----------

Weighted average shares of common
    stock and common stock equivalents                             6,336                     6,191
                                                               =========                ==========




Earnings per common and common
    equivalent share                                           $    0.12                $     0.11
                                                               =========                ==========